UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014

Marriott International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2014, Marriott International, Inc. (together with its consolidated subsidiaries, “Marriott”), issued a press release announcing that it sold the London EDITION hotel, and signed binding agreements to sell two other Marriott-owned EDITION hotels currently under development in Miami Beach, Florida and Manhattan, New York to companies ultimately owned by the Abu Dhabi Investment Authority. The total purchase price for the three EDITIONs is approximately $815 million, roughly equal to the aggregate estimated total development costs of all three hotels.

Marriott has determined that the asset purchase and sale agreement for the New York EDITION hotel is a material definitive agreement within the meaning of regulations under the Securities Exchange Act of 1934, as amended, and accordingly is issuing this report and filing a copy of that agreement as Exhibit 10.1 hereto. The following description is qualified by reference to that exhibit:

The New York EDITION hotel is presently under construction and Marriott expects that it will open in the first half of 2015. Under the agreement for the sale of the hotel, Marriott will convey the hotel to the new owner after construction is complete, and after certain other customary closing conditions have been satisfied. The purchase price for the hotel is fixed, and Marriott will not recover development costs in excess of the agreed purchase price. Following the sale, Marriott will operate the hotel under a long-term management contract.

Item 7.01. Regulation F.D. Disclosure.

A copy of the press release referred to in Item 1.01 is furnished as Exhibit 99 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished with this report:

Exhibit 10.1	-	Asset Purchase and Sale Agreement for the New York EDITION between MI NY Clock Tower, LLC (a wholly-owned subsidiary of Marriott International, Inc.) and Black Slate B 2013, LLC, dated January 7, 2014.

Exhibit 99	-	Press release issued on January 7, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: January 8, 2014	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase and Sale Agreement for the New York EDITION between MI NY Clock Tower, LLC (a wholly-owned subsidiary of Marriott International, Inc.) and Black Slate B 2013, LLC, dated January 7, 2014.

99	Press release issued on January 7, 2014.

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